Exhibit 10.4

SJW Group
110 W Taylor Street
San Jose, CA 95110-2131
(408) 279-7800
Fax (408) 279-7934

September 26, 2017
W. Richard Roth

Dear Rich:
The purpose of this letter is to document the understanding we have reached concerning the transition of your title, positions and duties with SJW Group (the “Company”) and its subsidiaries. This document (the “Transition Agreement”) will supersede anything to the contrary in your existing employment agreement with the Company originally dated December 9, 2008 and subsequently amended effective December 16, 2009, January 26, 2010 and July 30, 2014 (the “Employment Agreement”) regarding your title, positions and duties and also provides a waiver of Good Reason (as defined in the Employment Agreement) termination. All other terms of the Employment Agreement (or any other agreement between you and the Company, including without limitation any equity award agreements) that are not so superseded by the terms of this Transition Agreement shall remain unmodified and in full force and effect.
1.    Transition of Position. Subject to the terms and conditions of this Transition Agreement, you will continue to serve as the President and Chief Executive Officer of the Company, the Chief Executive Officer of San Jose Water Company, the President and Chief Executive Officer of SJW Land Company, the Chief Executive Officer of SJWTX, Inc. and the President and Chief Executive Officer of Texas Water Alliance Limited (each such position, a “Position”) until November 5, 2017, unless an earlier date is mutually agreed by you and the Company (the “Transition Date”). Until the Transition Date, the terms and conditions of the Employment Agreement shall remain in full force and effect. Effective on the Transition Date, you will resign from each Position (except with respect to Texas Water Alliance Limited) but will continue as an employee of the Company as set forth in this Transition Agreement. You will continue as the President, Chief Executive Officer and chairman of the board of directors of Texas Water Alliance Limited until November 30, 2017 or such earlier date as deemed appropriate by the Board. You will continue to serve as a member of the Board of Directors of the Company (the “Board”) and the Chairman of the Board until the 2018 Annual Meeting of Shareholders of the Company (the “2018 Meeting”). You will also continue to serve as the chairman of the board of directors of San Jose Water Company, SJW Land Company and SJWTX, Inc. until the 2018 Meeting (or any earlier date as deemed appropriate by the Board).

2.    Transition Services and Compensation. Effective as of the Transition Date and through December 31, 2017 (such date, the “Separation Date” and such period, the “Transition Period”), you will continue as a full-time employee and officer as Chief Executive Emeritus of the Company and San Jose Water Company, reporting to the Board. During the Transition Period, you will assist in the transition of your responsibilities as President and Chief Executive Officer of the Company and your other Positions. Depending on your duties, as they may be agreed upon from time to time, your services during the Transition Period may be performed at the Company’s offices or via telecommuting. You will at all times during the Transition Period remain subject to the control and direction of the Company as to both the work to be performed and the manner and method of performance.
This Transition Agreement does not change the compensation and benefits payable to you under the Employment Agreement except in connection with the waiver of Good Reason termination as set forth below in Section 4. You will remain eligible to receive all payments and benefits under any deferred compensation or other arrangements that provide for payments following your separation from service in accordance with their terms.
Prior to your Separation Date, the Company will transfer to you the ownership of the Company-provided motor vehicle you currently use.
Effective January 2018, you will be eligible to receive fees for your Board services in accordance with the Company’s Director Compensation and Expense Reimbursement Policies.
3.    Termination of Employment. Effective as of the Separation Date, you will resign from employment with the Company and its subsidiaries for all purposes, including for the purposes of all compensation and employee benefit plans in accordance with the terms of such plans, except as provided herein. Following the date of such resignation, you will continue to be subject to (i) the insider reporting and trading restrictions under Section 16 of the Securities Exchange Act of 1934, as amended and (ii) the Company’s insider trading policy.
4.    Employment Agreement; No Good Reason. You acknowledge and agree that your transition from the position of the President and Chief Executive Officer of the Company and your other Positions is a voluntary decision by you and that neither the transition nor the appointment of a new President and Chief Executive Officer of the Company and its subsidiaries will constitute Good Reason within the meaning of the Employment Agreement. You similarly acknowledge and agree that any changes in your title, duties, scope of authority or overall working environment as of the Transition Date and during the Transition Period do not and will not constitute Good Reason. You understand and agree that you hereby waive, and are not entitled to, any benefits under the Employment Agreement, or any other plan or program of the Company, that are premised upon a resignation by you for Good Reason for any of the changes to your title, positions, duties, authority and working environment as set forth in this Transition Agreement.
5.    Termination of Employment Agreement. Your Employment Agreement will not be renewed upon the expiration of its term on the Separation Date, and your Employment Agreement will accordingly terminate and cease to have any force or effect at the close of business on the Separation Date, except that (a) the restrictive covenants set forth in Section 13 of your Employment

Agreement will continue to be binding upon you for the one (1)-year period measured from the date you cease employment with the Company and (b) Sections 14 and 17 of your Employment Agreement will also survive the termination of your Employment Agreement.

6.    Public Announcement. The Company will provide you with a reasonable opportunity to review and provide input into the Form 8-K filing that will be made by the Company in connection with the parties entering into this Transition Agreement.
7.    Governing Law. This Transition Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of California without regard to rules governing conflicts of law.
Sincerely,

/s/ Daniel B. More
Daniel B. More
Chair, Executive Compensation Committee

ACCEPTANCE
I hereby accept the foregoing terms and conditions of this Transition Agreement governing my resignation as the President and Chief Executive Officer of the Company and from each of the other Positions with the Company’s subsidiaries, my continuation in full-time status as Chief Executive Emeritus of the Company and San Jose Water Company and agree that my existing Employment Agreement is hereby amended and modified in accordance with the foregoing terms and conditions and will terminate on December 31, 2017. I also agree that (i) the restrictive covenants set forth in Section 13 of my Employment Agreement shall continue to be binding upon me for the one (1)-year period measured from the date I cease to be an employee of the Company, and (ii) Sections 14 and 17 of my Employment Agreement shall survive the termination of my Employment Agreement. My acceptance of this Transition Agreement will serve as my resignation from my employment and the Positions and offices on the respective dates as set forth in this Transition Agreement and I will not be required to execute any additional documentation to effectuate such resignations.

/s/ W. Richard Roth
W. Richard Roth

Dated: September 26, 2017

3